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                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549



                                      FORM 8-K

                                   CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported) July 18, 1994


                             THOMAS & BETTS CORPORATION
               (Exact name of registrant as specified in its Charter)


        New Jersey                 1-4682         22-1326940
(State or other jurisdiction    (Commission      (IRS Employer
   of incorporation             File Number)    Identification No.)


                   1555 Lynnfield Road, Memphis, Tennessee  38119
               (Address of principal executive offices)    (Zip Code)


          Registrant's telephone number, including area code (901) 682-7766


                                   Not Applicable
            (Former name or former address, if changed since last report)



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Item 2.  Acquisition or Disposition of Assets

       On July 12, 1994, Thomas & Betts Corporation (the "Corporation") and Vishay Intertechnology, Inc. ("Vishay") entered into a Stock Purchase Agreement (the "Purchase Agreement") which provided for (i) the sale by the Corporation of all of the issued and outstanding shares of capital stock, consisting of 100 shares of common stock, par value $.10 per share, of Vitramon, Incorporated, a Delaware corporation and a wholly owned subsidiary of the Corporation (with its subsidiaries, "Vitramon") and (ii) the sale by the Corporation and Thomas & Betts Holdings (U.K.) Limited, an English corporation and an indirect subsidiary of the Corporation, of all of the issued and outstanding ordinary shares of Vitramon, Limited, an English corporation ("VL" and, together with Vitramon, the "Vitramon Entities"), to Vishay, for an aggregate purchase price of $184,000,000. The Purchase Agreement, which is attached as an exhibit hereto, is incorporated by reference herein.

       On July 18, 1994, the transaction was consummated.

       The Vitramon Entities are engaged in the business of designing, manufacturing and selling multilayer ceramic chip capacitors. The Vitramon Entities have conducted their business primarily in the U.S., Germany, France and England. For the fiscal year ended January 2, 1994, the Vitramon Entities had annual sales and operating income before allocated management fees of approximately $118,000,000 and $18,500,000, respectively.


Item 7.  Financial Statements and Exhibits

       A.    Financial Information:

             1. Pro forma condensed balance sheet as of April 3, 1994. See Exhibit 7.

             2. Pro forma condensed statements of income for the fiscal quarter ended April 3, 1994 and the fiscal year ended January 2, 1994. See Exhibit 7.

       B.    Exhibits:

             Exhibit 2. Stock Purchase Agreement, dated as of July 12, 1994, between Thomas & Betts Corporation and Vishay Intertechnology, Inc.

             Exhibit 7. Pro forma condensed balance sheet as of April 3, 1994 and pro forma condensed statements of income for the fiscal quarter ended April 3, 1994 and the fiscal year ended January 2, 1994.
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                                     SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             THOMAS & BETTS CORPORATION




By:______________________________
                                                James D. Hay
                                                Vice President-General
Counsel